Exhibit 99.1

AUDIT COMMITTEE CHARTER

(Revised June 20, 2024)

The Board of Directors (the “Board”) of Rare Element Resources Ltd. (the “Corporation”) has established an Audit Committee (the “Committee”) to fulfill the Board’s oversight responsibilities in reviewing and overseeing:

●	the integrity and adequacy of the Corporation’s financial statements reporting;
●	the effectiveness of the Corporation’s internal controls over accounting, computer systems, cybersecurity, and financial reporting;
●	the accounting policies and procedures adopted by management;
●	the Corporation’s compliance with legal and regulatory requirements related to financial reporting;
●	the Corporations establishment of a Code of Ethics and procedures relating to treatment of complaints and monitor compliance thereof;
●	the independent auditor’s qualifications and independence;
●	assessing the performance of the Corporation’s financial management and of the independent auditor; and
●	the Enterprise Risk Management (“ERM”) assessment, analysis, and tracking.

COMPOSITION

The Committee shall be comprised of at least three members of the Board, with at least two of whom shall be independent as defined in National Instrument 52-110 - Audit Committees of the Canadian Securities Administrators, and any other applicable laws and regulations. To serve, a director must be financially literate (or become so within a reasonable period of time after appointment) and a minimum of one member must qualify as an Audit Committee Financial Expert as defined by applicable laws and regulations and who shall serve as Chair of the Committee. Committee members shall serve until their successors are duly elected or upon removal, with or without cause, by the Board and any vacancy shall be filled by the Board. A majority of members shall constitute a quorum for the transaction of business.

PROCESS

The Committee shall meet at a minimum quarterly and on such other occasions as may be required. Meeting agendas shall be set by the Chair of the Committee in consultation with management. At the Committee’s discretion, the independent auditors may be invited to attend the meetings and to engage with the Committee at these meetings without management present. The Committee will undertake an annual review of this Charter and recommend such changes, amendments, and additions, as in its opinion, are required or appropriate to the Board.

In the performance of its duties and responsibilities, the Committee shall have access to any and all personnel and books and records of the Corporation and its subsidiaries necessary for the execution of the Committee’s obligations and may request from the officers of the Corporation or any of its subsidiaries such records and other matters considered appropriate. The Committee shall also have the ability to form subcommittees and delegate tasks to those subcommittees.

The Committee shall have the power and authority to conduct or authorize studies and investigations into any matter of interest or concern within the scope of its responsibilities that the Committee deems, in its sole discretion, to be appropriate and have the authority to retain independent counsel, consultants or other experts to assist in the conduct of any such study or investigation, including the authority to approve fees payable to such experts and any other terms of retention.

SPECIFIC DUTIES

The Committee, in fulfilling its oversight responsibilities, shall have the authority to and shall do the following:

Annual Duties:

a)	review the annual financial statements and Management Discussion and Analysis in Form 10-K and make recommendations to the Board with respect thereto;
b)	Review and approve annual reports of the Committee for inclusion in the proxy circulars for the corporation’s annual meetings;
c)	review with management the Corporation's privacy and cybersecurity risk exposure and the policies, procedures, and mitigation plans in place to protect the security and integrity of the Corporation's information systems and data at least annually;
d)	review with management the Corporation’s policies and practices respecting insurance at least annually;
e)	review at least annually the Corporation’s Business Conduct Policy, and Treatment of Complaints policy, and any other code of ethics adopted;
f)	review and evaluate at least annually the Corporation’s policies and procedures for maintaining and investing cash funds as detailed in the corporate investment policy and recommend changes to the Board as appropriate;
g)	recommend to the Board the appointment of the independent auditors and review and approve the terms of the audit engagement and the appropriateness of the proposed fee;
h)	review and approve the annual audit plan and engagement letter of the independent auditors, including the engagement of review services relating to the Company’s quarterly filings;
i)	evaluate the performance of, and confirm the independence of, the independent auditors;

Quarterly Duties:

j)	review and approve the quarterly financial statements and Form 10-Q for filing with the Securities and Exchange Commission;
k)	meet with the Corporation’s auditors to review audit, financial reporting, and other pertinent matters and to review their recommendations to, or disagreements with, management;
l)	review at least quarterly with management the Corporation’s ERM program, implementation, and assessments, including its ERM matrix or other tools used by management to assess the Corporation’s enterprise risks;
m)	oversee the adequacy and accuracy of the Corporation’s financial disclosures and obligations in consultation with the independent auditors and confirm appropriate disclosures thereof are set forth in the financial statements and other documents;
n)	review significant accounting policies and estimates including issues relating to asset valuations and liabilities, commitments and contingencies and review with management and the independent auditors and, if required, legal counsel, any litigation, claims or other contingencies, including tax assessments that could affect the financial position of the Corporation and the appropriate disclosure thereof in the financial statements;
o)	confirm, following discussions with and/or reports from management and the independent auditors, that the Corporation’s internal controls, financial systems and procedures, and management information systems are appropriate and that internal controls are in place and operating effectively;

Other Duties:

p)	consider the areas of financial risk affecting the Corporation and the effectiveness of management in response thereto, as well as any legal issues affecting financial procedures and reporting;
q)	review the Corporation’s financial press releases, if any, and reports, opinions, and reviews by the independent auditors, in each case to determine that the financial statements and related disclosures are satisfactory in form and substance to be included in the Corporation’s reports filed with the regulatory bodies having jurisdiction;
r)	review and monitor all related party transactions which may be entered into by the Corporation;
s)	review related party engagements and disclosures and recommend action to approve, or disapprove, following any conflict review;
t)	confirm that management has put into place procedures that facilitate compliance with the provisions of applicable securities laws and regulations relating to insider trading, continuous disclosure, and financial reporting;
u)	establish procedures for the confidential and anonymous receipt of, and the retention and treatment of reports received regarding accounting procedures, internal accounting controls or auditing matters, including oversight of financial and other whistleblower reports; and
v)	maintain representation on the Board established Investment Committee and report to the Board the actions of the Investment Committee.

REPORTING

Following each meeting of the Committee, the Chair of the Committee shall report to the Board the issues before the Committee and actions taken by the Committee or recommended to be taken by the Board.